Exhibit 14.1

CODE OF CONDUCT OF

MGO GLOBAL INC.

Adopted by the Board of Directors on August 24, 2022

I.       Covered Persons and Purpose

This code of conduct (this “Code”) for MGO Global Inc., a Delaware Corporation (the “Company”), applies to the Company’s directors, officers, controllers, consultants and employees (collectively, the “Covered Persons”) and shall be publicly available for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and the Nasdaq Capital Market (“NASDAQ”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. This Code is intended to comply with the requirements of SEC Regulation S-K, Item 406 as well as SEC Rule 10A-3(b)(3) and NASDAQ Listing Rule 5610.

II.       Compliance with Law

The Company requires that all Covered Persons strictly adhere to all applicable local, state, and federal laws. If a Covered Person has questions about what laws we are subject to, or about how to comply with certain laws, it is important that such Covered Person shall alert an officer of the Company to regarding such question. The Company relies on Covered Persons not only to act ethically, but also to assist fellow Covered Persons in following the law.

When appropriate, the Company will provide information and training to promote compliance with laws, rules and regulations, including insider-trading laws.

III.       Conflicts of Interest

The Company’s Covered Persons are expected to make or participate in business decisions and actions based on the best interests of the Company as a whole, and not based on personal relationships or personal gain. A “conflict of interest” exists when a person’s private interest interferes in any way with the interest of the Company, or even when a private interest creates an appearance of impropriety. A conflict situation can arise when Covered Persons have interests that make it difficult for Covered Persons to perform their work objectively, or when a Covered Person receives improper personal benefits as a result of his or her position with the Company.

•	It is almost always a conflict of interest for a Covered Person to work simultaneously for a competitor, customer, or supplier.

•	It is also almost always a conflict of interest for a full-time Company employee to have a second job elsewhere, whether or not with a competitor, customer or supplier unless you have notified the president of Company of the second job, and the president approves.

Covered Persons should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at the Company. All Covered Persons are expected to disclose to management any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other Covered Persons.

Members of the Company’s Board of Directors have a special responsibility to the Company and the Stockholders. To avoid conflicts of interest, directors are required to disclose to their fellow directors any personal interest they may have in a transaction being considered by the Board of Directors and, when appropriate, to recuse themselves from any decision involving a conflict of interest. Unless and until such responsibility is delegated to a committee of the Board of Directors, the Board of Directors as a whole is charged with reviewing and approving all related party transactions and potential conflict of interest situations. Waivers of a conflict of interest or this Code involving executive officers and directors require approval by the Board of Directors. Any such waiver will be disclosed to our stockholders within four (4) business days, along with the reasons for the waiver, through the filing of a Form 8-K.

Each Covered Person must not:

•	use his personal influence or personal relationships improperly to influence decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•	cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Company; or

•	use material non-public knowledge to trade personally, or cause others to trade personally, in contemplation of the market effect of such non-public knowledge.

Covered Persons should be aware that conflicts are also likely to exist where a member of his or her family engages in an act or has a relationship that would present a conflict for such Covered Person.

Any discovery of a potential or existing conflict of interest should be immediately disclosed to management.

IV.       Disclosure and Compliance

Each Covered Person:

•	should be familiar with the disclosure requirements generally applicable to the Company;

•	should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators, and self-regulatory organizations;

•	should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Company and the Company’s investment adviser or sub-adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC or NASDAQ and in other public communications made by the Company; and

•	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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Each Covered Person must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board of Directors that he/she has received, read, and understands this Code;

•	annually thereafter affirm in writing to the Board of Directors that he/she has complied with the requirements of this Code;

•	not retaliate against any of the Company’s or its Service Providers’ employees or any other Covered Person or their affiliated persons for reports of potential violations of this Code that are made in good faith;

•	notify the Audit committee promptly if he/she knows or learns of any violation of this Code. Failure to do so is itself a violation of this Code; and

•	report promptly any change in his/her affiliations.

The audit committee of the Board of Directors (the “Committee”) is responsible for granting waivers and determining sanctions, as appropriate, provided that any approvals, interpretations or waivers sought by the Company’s principal executive officers or directors will be considered by the Board of Directors.

The Company will follow these procedures in investigating and enforcing this Code:

•	the audit committee will take any action it considers appropriate to investigate any actual or potential violations reported to it;

•	if, after such investigation, the audit committee believes that no violation has occurred, the audit committee shall meet with or contact the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the audit committee concludes is a violation will be reported to the Board of Directors. If the committee concludes that a violation has occurred, it will inform and make a recommendation to the full Board of Directors, which will consider appropriate action, which may include review of, and appropriate modifications to: applicable policies and procedures; notification to appropriate personnel, Covered Person, or a third party; a recommendation to a third party to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Company;

•	the audit committee will be responsible for granting waivers, as appropriate; and

•	any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

The audit committee, in determining whether waivers should be granted and whether violations have occurred, and the Board of Directors, in rendering decisions and interpretations and in conducting investigations of potential violations under this Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including a senior legal officer of the Company or its investment adviser, counsel to the Company, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Committee for the retention of independent auditors to perform permissible non-audit services.

V.       Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the Board of Directors of the granting of any waiver.

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In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The audit committee shall submit an annual report to the Board of Directors regarding waivers granted.

VI.       Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and forms applicable to it thereunder and the sole “code of conduct” adopted by the Company under Rule 5610 of the NASDAQ listing rules. Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendments to this Code must be approved or ratified by a majority vote of the Board of Directors, including a majority of independent directors.

This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance or legal conclusion.

VII.       Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation or this Code, such matters shall not be disclosed to anyone other than the Board of Directors and its counsel or independent auditors, attorneys, or other consultants retained by the Board of Directors.

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